Exhibit 99.2

News Release

For Immediate Release:

September 18, 2006

International Barrier Technology

Fire Resistant Building Materials Company

Again Reports Record August Monthly Sales Revenue of US$650,831

Barrier Continues to Add Market Share in Building Industry

Reaching All Time Record Sales Volumes shipped in August 2006

Watkins, MN; Vancouver, BC September 18, 2006 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire resistant building materials, is pleased to report records for both monthly sales volume and revenue for the month ending August 31, 2006.  Eight hundred eighty-five thousand, one hundred sq. ft. (885,100) of product was shipped in August 2006, which exceeds the previous record of 851,600 sq. ft. shipped during March 2006.  Year-to-year August sales volumes increased 53% from 578,200 sq.ft. shipped in August 2005.

A record monthly sales revenue record for August was also achieved as sales grew to US$650,831, representing a 40% increase from August of the previous year.

Barrier continues to add market share in a building industry being characterized as “slow”, relative to the previous two-three years.  “The market for structural panel products in the building industry is nearly 60 billion square feet a year”, states Dr. Michael Huddy, President.  “Even in a declining market, a company of Barrier’s size can achieve sustained double digit growth simply by adding small increases in the share of the market they are serving.  We intend to continue our growth curve by increasing the awareness of Blazeguard in the markets we currently serve and by adding new geographies to our targeted sales territories. Growth in share today will result in even more increases as the cycle for housing eventually improves.”

Barrier has added Bear Forest Products, Inc. to its list of wholesale lumber distributors. Bear has large facilities in both Riverside, California, as well as in Phoenix, Arizona.  Sales to the California market helped to add to the August record shipments month and will continue to add fuel to the fires of Blazeguard sales growth nationwide in the months to come.

Continued increases in the volume of product being produced on the new manufacturing line are helping to provide required capacity for increased sales.  “We are making substantial progress on bringing more and more product to the market from our new production facility in Watkins, Minnesota”, reports Huddy.  “In June of 2006, 19% of our monthly shipments were product produced on the new line. By August 2006, that number had already grown to 33%.  As we head through the second quarter of Fiscal 2007, we anticipate that the percentage of shipments from the new line relative to the old, less efficient line, will to continue to grow significantly and will help in the further expansion of sales.”

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model"

building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Blazeguard provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  Blazeguard customers include already include many of the top multifamily homebuilders, and commercial modular building manufacturers, in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:

http://www.intlbarrier.com/

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales.  In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

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